Exhibit 3.4

CERTIFICATE OF AMENDMENT
OF THE
SECOND RESTATED CERTIFICATE OF INCORPORATION OF
FOCUS ENHANCEMENTS, INC.

FOCUS ENHANCEMENTS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY as follows:

FIRST:  The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Section 4 of the Certificate of Incorporation in its present form and substituting therefor new first and second paragraphs of Section 4 in the following form:

A.                                   The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares this corporation is authorized to issue is One Hundred Fifty Three Million (153,000,000) shares of capital stock.

B.                                     Of such authorized shares, One Hundred Fifty Million (150,000,000) shares shall be designated “Common Stock” and have a par value of $0.01 per share.  Of such authorized shares, Three Million (3,000,000) shares shall be designated “Preferred Stock” and have a par value of $0.01 per share.

SECOND:  The amendment of the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL by (a) the Board of Directors of the Corporation having duly adopted a resolution setting forth such amendment and declaring its advisability and submitting it to the stockholders of the Corporation for their approval, and (b) the stockholders of the Corporation having duly adopted such amendment by vote of the holders of a majority of the outstanding capital stock voting together as a class and a majority of the outstanding common stock voting separately as a class, entitled to vote thereon at an annual meeting of stockholders called and held upon notice in accordance with Section 222 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and the Certificate of Amendment to be signed by Brett Moyer, its President, and attested to by Gary L. Williams, its Secretary, this 17 day of November, 2006.

FOCUS ENHANCEMENTS, INC.

		By:	/s/ Brett Moyer
Brett Moyer
President

ATTEST:

By:	/s/ Gary L. Williams
Gary L. Williams
Secretary